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                                     EXHIBIT 4.5

                              ENTERBANK HOLDINGS, INC.
                         THIRD INCENTIVE STOCK OPTION PLAN
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                                       1.

      This Third Incentive Stock Option Plan for ENTERBANK HOLDINGS, INC. is intended to advance the interests of the Organization by providing Key Employees who have substantial responsibility for the direction and management of the Company and its Subsidiaries with additional incentive to promote the success of the Organization's business, and by encouraging the Key Employees to remain in the employ of the Organization. The above aims will be accomplished through the granting of certain stock options. It is intended that options issued under the Plan qualify as ISOs, and the provisions of the Plan shall be interpreted in accordance with this intention.

                                       2.

      The items defined below shall have the following meanings throughout the Plan:

      2.1   "Bank" means ENTERPRISE BANK, a Missouri financial institution.

      2.2   "Board" means the Board of Directors of Company.

      2.3   "Code" means the Internal Revenue Code of 1986, as amended.

      2.4   "Company" means ENTERBANK HOLDINGS, INC., a Delaware corporation.

      2.5 "ISOs" means stock options which qualify as incentive stock options under Section 422 of the Code.

      2.6 "Key Employees" means officers, directors, executives and supervisory personnel, as well as other employees of the Company or the Subsidiaries, who have substantial responsibility for the direction and management of the Organization.

      2.7   "Organization" means the Company, the Bank and the Subsidiaries.

      2.8   "Optionee" means the person to whom an option is granted.

      2.9 "Plan" means the Third Incentive Stock Option Plan as defined by the provisions hereof.

      2.10  "Stock" means the voting common stock of Company.

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      2.11  "Subsidiaries" means any subsidiary bank or corporation owned or controlled by the Company, the Bank, or one of the Subsidiaries.

      2.12 "Ten Percent Shareholder" means any individual who at the time an option is granted owns directly or indirectly stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, taking into account the provisions of Section 424(d) of the Code.

                                       3.

      The Board shall administer the Plan. Subject to the provisions of the Plan, the Board shall have authority, in its sole and absolute discretion: (a) to determine the employees of the Organization (from among the class of employees eligible under Section 4 to receive options under the Plan) to whom options shall be granted; (b) to determine the time or times at which options shall be granted; (c) to determine the option price of the shares subject to each option, which price shall not be less than the minimum specified in
Section 6.1; (d) to determine (subject to Section 6.2) the duration of the exercise period for each option subject to the vesting limitations of the Plan; (e) to determine the form of options granted hereunder; (f) to determine the exact provisions of any ISO issued hereunder so long as such provisions are not inconsistent with Section 422 of the Code; and (g) to interpret the Plan and to prescribe, amend, and rescind rules and regulations relating to it. For purposes of acting with respect to the Plan, a majority of the members of the Board shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Board, shall be deemed the acts of the Board.

                                       4.

      4.1   Options shall be granted only to Key Employees.

      4.2 The aggregate fair market value (determined at the time the option is granted) of the Stock with respect to which ISOs are exercisable for the first time by an individual during any calendar year (under this Plan or any other ISO plan of Company) shall not exceed $100,000.00.

      4.3 Options granted under the Plan may be exercised in whole or in part throughout the duration of the exercise period for each option set by the Board subject to the following vesting requirements:

            (a) Twenty percent of the shares of Common Stock which may be purchased pursuant to an Option, shall be

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      available for purchase on or after one (1) year from the date of grant;

            (b) Twenty percent of the shares of Common Stock which may be purchased pursuant to an Option, shall be available for purchase on or after two (2) years from the date of grant;

            (c) Twenty percent of the shares of Common Stock which may be purchased pursuant to an Option, shall be available for purchase on or after three (3) years from the date of grant;

            (d) Twenty percent of the shares of Common Stock which may be purchased pursuant to an Option, shall be available for purchase on or after four (4) years from the date of grant; and

            (e) Twenty percent of the shares of Common Stock which may be purchased pursuant to an Option, shall be available for purchase on or after five (5) years from the date of grant.

      In the event of termination of employment for any reason other than death, the shares of Common Stock which may be purchased pursuant to an Option shall be limited to number of shares which are fully vested and available for purchase under this Section 4.3 as of the date and time of termination of employment. In the event of the death of an Optionee, all shares of Common Stock which may be purchased pursuant to an Option held by the Optionee shall be deemed fully vested and available for purchase, subject to the limitation set forth in Section 4.2 of the Plan.

      4.4 In the event of a "Change of Control" of the Company, as such term is defined under the regulations of the Securities and Exchange Commission, all shares of Common Stock which may be purchased pursuant to an Option shall be deemed fully vested and available for purchase, subject to the limitation set forth in Section 4.2 of the Plan.

                                       5.

      5.1 The maximum number of shares of Stock which may be issued pursuant to ISOs granted hereunder (subject to adjustment as provided in Section 5.3 hereof) shall be 200,000 shares and, to the extent allowed by law, said number of shares will be reserved for use upon the exercise of options which may be granted at any time and from time to time under the Plan (subject to the provisions of Section 10). These shares may be in whole or in part, as the Board shall from time to time determine, authorized but unissued shares or unauthorized shares which may be authorized pursuant to powers of attorney

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granted by shareholders of the Company. Any shares subject to an option under the Plan, which option for any reason expires or is terminated unexercised as to such shares, may again be subjected to an option under the Plan.

      5.2 In the event that additional shares of Stock are issued pursuant to a stock split or a stock dividend, the number of shares of Stock then covered by each outstanding option granted hereunder shall be increased proportionally and the per share price of such shares shall be decreased proportionally with no change in the total purchase price of the shares then so covered. The number of shares of Stock reserved for the purpose of the Plan shall also be increased proportionally. In the event that the shares of Stock of the Company from time to time issued and outstanding are reduced by a combination of shares, the number of shares of Stock then covered by each outstanding option granted hereunder shall be reduced proportionally and the per share price shall be increased proportionally with no change in the total price of the shares then so covered. The number of shares of Stock reserved for the purposes of the Plan shall also be reduced proportionally.
No fractional shares shall be issued, and any fractional shares resulting from the computations pursuant to this Section 5.2 shall be eliminated from the respective option. No adjustment shall be made for dividends (other than stock dividends) or the issuance to stockholders of rights to subscribe for additional common stock or other securities.

                                       6.

      6.1 The option price for each share of Stock covered by an ISO shall be an amount not less than 100% (or, in the case of an ISO granted to a Ten Percent Shareholder, not less than 110%) of the fair market value of the Stock on the date the option is granted.

      6.2 All ISOs issued under the Plan shall be for such period as the Board shall determine, but for not more than ten (10) years (or, if the Optionee is a Ten Percent Shareholder, five (5) years) from the date of grant thereof.

      6.3 The period of the ISO, once it is granted, may be reduced only as provided for in Section 7 in connection with the termination of employment of the Optionee.

      6.4 Except as provided in Section 7 hereof, no ISO may be exercised unless the Optionee is at the time of such exercise in the employ of the Organization and shall have been continuously so employed since the grant of the option.

      6.5 Each option granted under the Plan shall be non-transferable and shall be exercisable only by the Optionee to whom the option is granted. No option granted under the Plan

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or any of the rights and privileges thereby conferred shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and no such option, right, or privilege shall be subject to execution, attachment, or similar process. Upon any attempt to so transfer, assign, pledge, hypothecate, or otherwise dispose of the option or of any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such option, right or privilege, the option and such rights and privileges shall immediately become null and void.

                                       7.

      7.1 In the event of an Optionee's termination of employment for any reason, such Optionee or the Optionee's guardian or personal representative may exercise any Options theretofore granted, which have vested and are not then expired, within three (3) months after such termination of employment; provided, however, in the case of termination of employment due to permanent disability, the three month period of exercise shall be extended to one year.

      7.2 The transfer of a Key Employee from the Company and any Subsidiary to the Company or any Subsidiary shall not be considered an interruption or termination of employment for purposes of this Agreement.

                                       8.

      8.1 The exercise of any ISO shall also be contingent upon receipt by the Company of cash or cashier's check to its order, in an amount equal to the full option price of the shares being purchased.

      8.2 No Optionee or his or her legal representative, heir, or legatee, as the case may be, will be, or will be deemed to be, a holder of any share subject to an option unless and until appropriate documents evidencing such shares are issued under the provisions of the Plan. Adjustment shall be made, however, for dividends for which the record date is after the date the option is exercised but prior to the date such evidence of such shares is issued.

      8.3 Each option shall be subject to the condition that if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares under such option, such shares will not be issued unless and until such listing, registration, qualification, consent, or

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approval shall have been effected or obtained free of any conditions not acceptable to the Board.

      8.4 Neither the Plan nor any option agreement covering options issued under the Plan is to be construed as a contract of employment of any kind whatsoever between a Key Employee and any present or future employer of Key Employee.

      8.5 Exercise of an option shall result in a decrease in the number of shares of Stock which thereafter may be available under the Plan by the number of shares as to which the option is exercised.

                                       9.

      No option shall be granted pursuant to the Plan after ten (10) years from the date the Plan is adopted by the Board, or the date the Plan is approved by the majority of the outstanding shares of each class of Company stock, whichever is earlier.

                                       10.

      The Board may at any time terminate the Plan, and at any time and from time to time modify and amend the Plan in any respect; provided, however, that no such amendment shall: (a) increase (except in accordance with Section 5.2) the maximum number of shares for which options may be granted under the Plan either in the aggregate or to any individual Optionee; or (b) reduce (except in accordance with Section 5.2) the minimum option prices which may be established under the Plan; or (c) extend the maximum periods provided for in Sections 6.2 and 10, respectively, during which options may be exercised or granted; or (d) change the provisions relating to the determination of employees to whom options shall be granted and the number of shares to be covered by such options; or (e) change the provisions relating to adjustments to be made upon changes in capitalization. The termination or any modification or amendment of the Plan shall not, without the consent of an Optionee, affect his or her rights under an option theretofore granted to such Optionee.

                                       11.

      The Plan shall not affect the provisions of any non-qualified stock options granted to any employee of the Organization under any other plan relating to non-qualified stock options; nor shall it affect any of the rights of any employee or the Organization to whom such a non-qualified stock option was granted.

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                                       12.

      This Plan shall become effective on the later of the date of its adoption by the Board or its approval by the vote of the holders of a majority of the outstanding shares of each class of the Company's stock. This Plan shall not become effective unless such shareholder approval shall be obtained within twelve (12) months before or after the adoption of the Plan by the Board.


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